Exhibit 99.1

Media contact: Stockholder contact:	Charles Keller 612-678-7786 charles.r.keller@ampf.com Gary Terpening 212-850-1533 gary.a.terpening@ampf.com
COLUMBIA SELIGMAN PREMIUM TECHNOLOGY GROWTH FUND, INC.
HOLDS FIRST ANNUAL MEETING OF STOCKHOLDERS
MINNEAPOLIS, MN, April 14, 2011 — Columbia Seligman Premium Technology Growth Fund, Inc. (the “Fund”) (NYSE: STK) today held its First Annual Meeting of Stockholders (the “Meeting”) in Minneapolis, Minnesota. Stockholders voted in accordance with the recommendations of the Fund’s Board of Directors on each of the two proposals at the Meeting.
Stockholders re-elected three Directors at the Meeting. The re-elected Directors are Mses. Patricia M. Flynn and Catherine James Paglia and Mr. Stephen R. Lewis, Jr. The re-elected Directors’ terms will expire at the Fund’s 2014 annual meeting of stockholders. Stockholders also ratified the selection of Ernst & Young LLP as the Fund’s independent registered public accounting firm for 2011.
Important Disclosures:
The net asset value of shares of a closed-end fund may not always correspond to the market price of such shares. Common stock of many closed-end funds frequently trade at a discount from their net asset value. The Fund is subject to stock market risk, which is the risk that stock prices overall will decline over short or long periods, adversely affecting the value of an investment in the Fund.
The Fund should only be considered as one element of a complete investment program. An investment in the Fund should be considered speculative. The Fund’s investment policy of investing in technology and technology-related companies and writing call options involves a high degree of risk.
The market prices of technology and technology-related stocks tend to exhibit a greater degree of market risk and price volatility than other types of investments. These stocks may fall in and out of favor with investors rapidly, which may cause sudden selling and dramatically lower market prices. These stocks also may be affected adversely by changes in technology, consumer and business purchasing patterns, government regulation and/or obsolete products or services. Technology and technology-related companies are often smaller and less experienced companies and may be subject to greater risks than larger companies, such as limited product lines, markets and financial and managerial resources. These risks may be heightened for technology companies in foreign markets.
Columbia Seligman Premium Technology Growth Fund is managed by Columbia Management Investment Advisers, LLC. This material is distributed by Columbia Management Investment Distributors, Inc., member FINRA.
You should consider the investment objectives, risks, charges, and expenses of the Fund carefully before investing. You can obtain the Fund’s most recent periodic reports and other regulatory filings by contacting your financial advisor or American Stock Transfer & Trust Company, LLC at 800 937-5449. These reports and other filings can also be found on the Securities and Exchange Commission’s EDGAR database. You should read these reports and other filings carefully before investing.
There is no guarantee that the Fund’s investment goals/objectives will be met, and you could lose money.
NOT FDIC INSURED · MAY LOSE VALUE · NO BANK GUARANTEE · NOT A DEPOSIT · NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY